Exhibit 99.1

MaxCyte Announces Preliminary Unaudited Fourth Quarter and Full Year 2023 Financial Results

ROCKVILLE, MD, January 8, 2024 — MaxCyte, Inc., (NASDAQ: MXCT; LSE: MXCT), a leading, cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell therapeutics and innovative bioprocessing applications, today provided a preliminary update on financial results for the fourth quarter and full year ended December 31, 2023.

Preliminary Unaudited Fourth Quarter and Full Year 2023 Results

Total revenue for the fourth quarter of 2023 is expected to be between $15.5 million and $15.7 million, compared to $12.4 million in the fourth quarter of 2022.

●	Core revenue is expected to be between $7.0 million and $7.2 million, compared to $10.6 million in the fourth quarter of 2022.
●	Strategic Platform License (SPL) Program-related revenue is expected to be approximately $8.5 million, compared to $1.9 million in the fourth quarter of 2022.

Total revenue for the fiscal year of 2023 is expected to be between $41.1 and $41.3 million, compared to $44.3 million for fiscal year 2022.

●	Core revenue is expected to be between $29.6 million and $29.8 million, compared to $39.6 million for fiscal year 2022.
●	SPL Program-related revenue is expected to be approximately $11.4 million, compared to $4.6 million for fiscal year 2022.

Total cash, cash equivalents, and investments as of December 31, 2023 is expected to be approximately $210 million.

“MaxCyte reported preliminary revenue above our updated total revenue guidance provided in December. The operating environment in the Cell Therapy industry was challenging in 2023; however, we remain confident in the opportunity that exists for MaxCyte in the years ahead,” said Maher Masoud, President and CEO of MaxCyte. “In 2023, we supported our partner, Vertex Pharmaceuticals Inc., in the approval of CASGEVY™, the first non-viral cell therapy product approved by the FDA. This milestone ushers in a new era of engineered cell therapies to treat diseases and validates the value of our platform. We are committed to supporting our partners in their commercial journeys and the profound impact they will make in patients’ lives.”

MaxCyte’s fourth quarter and full year results are preliminary and unaudited and subject to change in connection with the completion of MaxCyte’s quarterly and year-end closing processes and the preparation of its audited financial statements for the quarter and fiscal year ended December 31, 2023. As a result, these preliminary results may differ from the actual results that will be reflected in MaxCyte’s consolidated financial statements for the quarter and fiscal year ended December 31, 2023, which are expected to be released in March 2024 and will be included in MaxCyte’s Annual Report on Form 10-K.

About MaxCyte

At MaxCyte, we pursue cell engineering excellence to maximize the potential of cells to improve patients’ lives. We have spent more than 20 years honing our expertise by building best-in-class platforms, perfecting the art of the transfection workflow, and venturing beyond today’s processes to innovate tomorrow’s solutions. Our ExPERT™ platform, which is based on our Flow Electroporation® technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™, GTx™ and VLx™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio. By providing our partners with the right technology platform, as well as scientific, technical, and regulatory support, we aim to guide them on their journey to transform human health. Learn more at maxcyte.com and follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the leadership transition and statements regarding expected core business revenue and SPL Program-related revenue for the year ending December 31, 2023. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," “prospect,” "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include, but are not limited to, statements about the Company’s preliminary results of operations, including fourth quarter and full year 2023 total revenue, core revenue, and SPL program revenue and statements about possible or assumed future results of operations or financial position. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with the management transition, the timing and outcome of our customers’ ongoing and planned clinical trials; the adequacy of our cash resources and availability of financing on commercially reasonable terms; general market and economic conditions that may impact investor confidence in the biopharmaceutical industry and affect the amount of capital such investors provide to our current and potential partners; and market acceptance and demand for our technology and products. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on  March 15, 2023, as well as in discussions of potential risks, uncertainties, and other important factors in our most recent Quarterly report on Form 10-Q and the other filings that we make with the Securities and Exchange Commission from time to time. These documents are available through the Investor Menu, Financials section, under “SEC Filings” on the Investors page of our website at http://investors.maxcyte.com. Any forward-looking statements represent our views only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

MaxCyte Contacts:

US IR Adviser Gilmartin Group David Deuchler, CFA	+1 415-937-5400 ir@maxcyte.com
US Media Relations Seismic Valerie Enes Nominated Adviser and Joint Corporate Broker Panmure Gordon Emma Earl / Freddy Crossley Corporate Broking Rupert Dearden	+1 408-497-8568 +44 (0)20 7886 2500
UK IR Adviser ICR Consilium Mary-Jane Elliott Chris Welsh	+44 (0)203 709 5700 maxcyte@consilium-comms.com